 Exhibit 99.1
AzurRx BioPharma Announces Exclusive Worldwide License Agreement with First Wave Bio for Use of Proprietary Niclosamide Formulations to Treat Immune Checkpoint Inhibitor-Associated Colitis and COVID-19 Gastrointestinal Infections

●
Agreement expands AzurRx’s pipeline of targeted, non-systemic GI therapies
●
Clinical trials to initiate in 1H’21, with potential for expedited FDA 505(b)(2) pathway for IND-approved COVID-19 and breakthrough designation for immune checkpoint colitis programs
●
Management to discuss the agreement with First Wave Bio and the company’s two new clinical programs on a call scheduled for today, Monday, January 4, 2021, at 8:30 a.m. Eastern Time

Delray Beach, FL – January 4, 2020 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ: AZRX), (“AzurRx” or the “Company”), a company specializing in the development of non-systemic therapies for gastrointestinal (GI) diseases, today announced that it has signed an exclusive worldwide licensing agreement with First Wave Bio, Inc. (“First Wave”) for the use of their patented and proprietary oral and rectal formulations of niclosamide for the treatment of immune checkpoint inhibitor-associated colitis (ICI-AC) and COVID-19 GI infections.

Niclosamide is a small molecule drug that was approved by the FDA in 1982 for the treatment of intestinal tapeworm infections and is on the World Health Organization’s (WHO) list of essential medicines. It has been safely used by millions of patients and is being investigated as a potential new therapy for inflammatory diseases and viral infections. Founded in 2015, First Wave has invested in translational biology along with process development and manufacturing to develop proprietary oral and rectal gut-targeted formulations of niclosamide for the treatment of ICI-AC, COVID-19 GI-infections, and inflammatory bowel disease (IBD).

“The acquisition of rights to niclosamide for these indications gives us an opportunity to strategically expand our existing pipeline and pursue multiple GI indications in the oncology and infectious disease arenas," said James Sapirstein, President and Chief Executive Officer of AzurRx. “We are impressed with First Wave’s Phase 1b/2a clinical data, strong IP and patent position, and the significant unmet medical needs and market opportunities addressed by these two assets. We believe these niclosamide formulations could offer significant advantages over other currently available treatments. They are not systemically absorbed, potentially allowing for higher local GI concentrations of drug delivery and avoiding steroid-related immunosuppressant complications.”

Mr. Sapirstein continued, “With these new assets, combined with our current pipeline, we believe 2021 will be a very exciting and transformational year for AzurRx. AzurRx is on track to report top-line data for its two Phase 2 MS1819 clinical trials in the first and second quarters of 2021 and anticipates initiating both the Phase 2 COVID-19 GI Infection trial and a Phase 1b/2a ICI-AC trial in the first half of 2021.”

Gary D. Glick, Ph.D., Co-Founder and Chief Executive Officer of First Wave Bio, added “The license of our niclosamide technology for the immune checkpoint inhibitor and COVID indications is a significant milestone for our company and we are very pleased to have found a clinical and commercial development partner in AzurRx. We look forward to working with the AzurRx team to take our novel niclosamide therapies to the clinic in 2021 and to rapidly bringing these therapies to cancer and COVID-19 patients.”

Under the terms of the agreement, AzurRx is granted a worldwide, exclusive right to develop, manufacture, and commercialize First Wave’s proprietary immediate release oral and enema formulations of niclosamide for the treatment of ICI-AC and COVID-19 GI infections. First Wave will receive an upfront payment of $10.25 million in cash payable $9.0 million at closing and $1.25 million by June 30, 2021 and $3.0 million of Convertible Junior Preferred Stock, which shall be convertible into common stock following shareholder approval, and up to $74.0 million in potential development and commercial milestones, as well as mid single-digit royalties on product sales for the ICI-AC and COVID-19 GI indications.

H.C. Wainwright & Co. is acting as financial advisor to AzurRx in connection with the licensing transaction.

About Immune Checkpoint Inhibitor-Associated Colitis and Diarrhea
Immune checkpoint inhibitors (ICIs) are monoclonal antibodies that target down-regulators of the anti-cancer immune response and have revolutionized the treatment of a variety of malignancies. However, many immune-related adverse events, especially diarrhea and colitis, limit their use. The incidence of immune-mediated colitis (IMC) ranges from 1%-25% depending on the type of ICI and whether they are used in combination used in combination.1 Approximately 44% of patients with advanced and metastatic cancer tumors (~260,000 patients) are eligible to receive immune checkpoint inhibitors (ICIs).2 Approximately 30% of ICI patients develop diarrhea, which can progress to colitis. The onset of diarrhea in ICI-AC patients occurs within 6-7 weeks and progressively worsens, and the progression to colitis is rapid and unpredictable. For example, in patients taking ipilimumab (Yervoy), between 25-30% of patients developed diarrhea and ~8-12% developed colitis.2 Moreover, the trend is towards the use of combination ICI therapies (e.g. Yervoy and Opdivo) and this will lead to a concomitant increase in both diarrhea and colitis.

Administration of corticosteroids, or treatment with certain immunosuppressive biologics, while withholding ICI therapy are recommended for grade 2 or more severe colitis (National Cancer Institute 2020). The impact of this colitis complication and treatment may reduce the goal of progression free cancer survival. An oral, non-absorbed treatment, such as niclosamide, for grade 1 colitis (diarrhea) may prevent progression to grade 2 disease. There currently is no approved treatment for grade 1 colitis.

About COVID-19 Gastrointestinal Infections
Gastrointestinal infection symptoms (severe diarrhea, vomiting and abdominal pain) have been reported in ~18% of COVID-19 cases4. Of the 19 million individuals who are reported to have contracted COVID-19 in the United States, this would translate into 3.4 million patients having GI infection. Of the 81 million cases globally, it would be 15 million.

There is some evidence to support the view that the GI tract is a possible reservoir for recurrence and fecal spread of the COVID-19 virus as ACE-2, the entry receptor for COVID-19, is highly expressed on GI cells.4 There currently is no targeted treatment for COVID GI infections.

Conference Call and Webcast Information
The management team will host a conference call today, Monday, January 4, 2021 at 8:30 am Eastern Time to discuss the license agreement with First Wave and the company’s two new clinical programs that are launching in 2021. To participate in the call, dial 877-407-0784 (domestic) or 201-689-8560 (international) fifteen minutes before the conference call begins and reference the conference passcode 13714501.  The live conference call can be accessed via audio webcast at http://public.viavid.com/index.php?id=142841

A replay of the call will be available on the “Investor Relations”section of the Company’s website (www.azurrx.com).

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ: AZRX) is a biopharmaceutical company specialized in the research and development of non-systemic biologics for gastrointestinal disorders. The Company is focused on the development of its lead drug candidate, MS1819. AzurRx is currently conducting two Phase 2 clinical trials of MS1819: the OPTION 2 monotherapy trial, and the Combination therapy trial, consisting of MS1819 in conjunction with porcine-derived pancreatic enzyme replacement therapy, the current standard of care. The Company is headquartered in Delray Beach, Florida with clinical operations in Hayward, California. Additional information on the Company can be found at www.azurrx.com.

About First Wave Bio, Inc.
First Wave Bio was founded to improve the lives of people living with IBD. Recent discoveries in immune cell metabolism have opened up the possibility of selectively targeting disease-causing immune cells to treat inflammatory diseases without unwanted side effects such as broad immunosuppression. First Wave has developed a suite of MetaWave product candidates, gut-restricted small molecules that target the metabolism of disease-causing Th17 cells. The company’s first clinical MetaWave program, FW-424, has shown benefits for patients with mild-to-moderate ulcerative colitis in a Phase 1b/2a trial. First Wave is advancing FW-424 through additional clinical studies in patients with mild-to-moderate IBD. Given FW-424’s novel mechanisms of action and established safety profile, First Wave believes that it has the potential to replace current standard-of-care and improve the lives of patients at all stages of IBD. For more information, visit www.firstwavebio.com.

Forward-Looking Statements
This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial such as the interim results presented will be indicative of the final results of the trial. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of its clinical assets, the results of its clinical trials, and the impact of the coronavirus (COVID-19) pandemic on the Company’s operations and current and planned clinical trials, including, but not limited to delays in clinical trial recruitment and participation are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445
Phone: (646) 699-7855
info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
1 International Place, Suite 1480
Boston, MA 02110
Phone: (617) 430-7578
hans@lifesciadvisors.com

1 Wang et al. Patients with ICPI-induced diarrhea or colitis have improved survival outcomes. J Immunother Cancer. 2018; 6: 37. Som et al., World J Clin Cases. Feb 26, 2019; 7(4): 405-418
2 Wang DY, Ye F, Zhao S, et al. Incidence of immune checkpoint inhibitor-related colitis in solid tumor patients: a systematic review and meta-analysis. Oncoimmunology 2017; 10: e1344805; Som et al., World J Clin Cases. Feb 26, 2019; 7(4): 405-418
3 Wang et al. Patients with ICPI-induced diarrhea or colitis have improved survival outcomes. J Immunother Cancer. 2018; 6: 37.
4 Gut Journal: Vol 69, Issue 6: 2020; Gut Journal: Vol 69, Issue 6: 2020; JAMA Network: Vol 3, Issue 6: 2020; Lancet Gastroenterol Hepatol: Vol 5, Issue 5: 2020; Cheung Gastroenterology: Vol. 159, Issue 1: 2020.